Exhibit 99.1

Martek Announces $22 Million Common Stock Financing

COLUMBIA, Md., Dec. 17, 2001 /PRNewswire via COMTEX/ —Martek Biosciences Corporation (Nasdaq: MATK —news) today announced the private placement of approximately 1.2 million newly issued shares of Martek Common Stock to a limited group of new and existing accredited investors priced at $19.25 per share. The proceeds from the private placement will be approximately $22.5 million before the deduction of expenses and placement agent commissions. Adams, Harkness & Hill served as placement agent for the transaction.

The equity capital raised from the sale of these shares will provide Martek with additional resources for the expansion of its production facilities and continued development and marketing of the Company’s products.

These securities have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

This release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall be any sale of securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or an exemption from such registration or qualification is available.

Martek Biosciences Corporation develops, manufactures and sells products from microalgae. The Company’s products include: (1) specialty, nutritional oils for infant formula; (2) nutritional supplements and food ingredients that may play a beneficial role in promoting mental and cardiovascular health, and in the development of the eyes and central nervous system in newborns; and (3) new, powerful fluorescent markers for diagnostics, rapid miniaturized screening, and gene and protein detection.

CONTACT: Pete Buzy, Chief Financial Officer of Martek Biosciences Corporation, +1-410-740-0081.

SOURCE: Martek Biosciences Corporation